Exhibit 99

FOR IMMEDIATE RELEASE

December 18, 2013

Contact: (analysts) Kris Wenker: 763-764-2607

(media) Kirstie Foster: 763-764-6364

GENERAL MILLS REPORTS FISCAL 2014 SECOND-QUARTER RESULTS

Company Updates 2014 Full-Year Outlook

MINNEAPOLIS, MINN.—General Mills (NYSE: GIS) today reported results for the second quarter of fiscal 2014. The 13-week period ending Nov. 24, 2013 did not include Thanksgiving, while last year’s second-quarter results included the holiday.

Fiscal 2014 Second Quarter Financial Summary

•	Net sales of $4.88 billion essentially matched year-ago results. In last year’s second quarter, net sales grew 6 percent.

•	Segment operating profit of $920 million was 4 percent below strong year-ago results. (Please see Note 9 below for reconciliation of this non-GAAP measure.)

•	Diluted earnings per share (EPS) totaled 84 cents, up 2 percent from the prior year.

•	Adjusted diluted EPS, which excludes certain items affecting comparability, totaled 83 cents this year compared to 86 cents in last year’s second quarter. (Please see Note 9 below for reconciliation of this non-GAAP measure.)

Net sales for the second quarter of fiscal 2014 totaled $4.88 billion, with pound volume essentially matching prior-year levels. Net price realization and mix contributed 1 point of net sales growth. This was offset by the impact of foreign exchange translation, which reduced net sales growth by 1 percentage point. Second-quarter gross margin was above year-ago levels due to changes in mark-to-market valuation of certain commodity positions and grain inventories. Excluding mark-to-market effects, gross margin declined in the second quarter reflecting higher input costs. (Please see Note 9 below for reconciliation of this non-GAAP measure.) Advertising and media expense was 3 percent below year-ago levels. Total segment operating profit of $920 million was down 4 percent from prior-year results that grew 10 percent (please see Note 9 below). Second-quarter net earnings attributable to General Mills totaled $550 million and diluted earnings per share grew 2 percent to 84 cents per share. Adjusted diluted EPS, which excludes certain items affecting comparability, totaled 83 cents per share in the second quarter of fiscal 2014 compared to 86 cents a year ago (please see Note 9 below).

Six Month Financial Summary

•	Net sales through the first six months of fiscal 2014 grew 4 percent to $9.25 billion. Incremental contributions from new businesses added during the prior year accounted for 2 points of the net sales increase.

•	First-half segment operating profit of $1.73 billion essentially matched year-ago results (please see Note 9 below).

•	First-half diluted EPS totaled $1.54, down 6 percent from $1.64 a year ago.

•	Adjusted diluted EPS totaled $1.53 for the first half of 2014 compared to $1.52 in last year’s first half (please see Note 9 below).

Chairman and Chief Executive Officer Ken Powell said, “The second quarter was a difficult comparison to strong prior-year sales and earnings results for our businesses. In addition, the period included the highest quarterly input cost inflation we expect to see this fiscal year, and food and beverage industry sales in the U.S. and other developed markets slowed a bit during the quarter. Even so, our bottom-line results through the first half of the year are broadly consistent with our plans.”

New products contributing to net sales growth in the first half included Yoplait blended Greek yogurt, Fiber One 90 calorie lemon and cinnamon coffee cake bars, Old El Paso stand n’ stuff flour tortillas and frozen Mexican food items, Nature Valley Protein granola cereal and, in Brazil, Yoki Kit Facil dinner mixes. Established brands including Chex and Cinnamon Toast Crunch cereals, Progresso ready-to-serve soups, Totino’s frozen pizza and snacks and, in China, Wanchai Ferry frozen dim sum and Häagen Dazs ice cream, also contributed to net sales growth.

U.S. Retail Segment Results

Second-quarter net sales for General Mills’ U.S. Retail segment declined 1 percent to $2.97 billion. Lower pound volume reduced net sales growth by 2 percentage points, while net price realization and mix contributed 1 percentage point of net sales growth. The Snacks, Small Planet Foods and Big G divisions each contributed net sales growth in the quarter, while net sales for the remaining U.S. Retail divisions were lower. Advertising and media expense declined 1 percent in the period. Segment operating profit totaled $682 million, 6 percent below strong year-ago results.

Through the first six months of fiscal 2014, U.S. Retail segment net sales grew 1 percent to $5.55 billion. Lower pound volume reduced net sales growth by 1 percentage point, while net price realization and mix contributed 2 percentage points to net sales growth. First half segment operating profit of $1.29 billion essentially matched year-ago results including a 1 percent increase in advertising and media expense.

International Segment Summary

Second-quarter net sales for General Mills’ consolidated international businesses grew 2 percent to $1.40 billion. Pound volume contributed 2 percentage points of net sales growth, and net price realization and mix contributed 3 percentage points of growth. Foreign currency exchange reduced net sales growth by 3 percentage points. On a constant-currency basis, International segment net sales rose 5 percent overall. Constant-currency net sales grew 22 percent in Latin America, led by Brazil. Sales growth in China drove a 5 percent increase in Asia-Pacific constant-currency sales. In Canada, constant-currency net sales grew 4 percent. Europe’s constant-currency net sales were 2 percent below prior-year results. (Please see Note 9 below for reconciliation of these non-GAAP measures.) International segment operating profit grew 10 percent to $153 million.

Through the first six months of fiscal 2014, International segment net sales grew 10 percent to $2.72 billion. Pound volume grew 14 percent, primarily reflecting incremental contributions during the first quarter from businesses added during 2013. Net price realization and mix reduced six-month net sales growth by 1 percentage point, and foreign currency exchange reduced growth by 3 percentage points. Segment operating profit grew 5 percent to $279 million including a 2 percent increase in advertising and media expense.

Convenience Stores and Foodservice

Second-quarter net sales for the Convenience Stores and Foodservice segment totaled $507 million, down 2 percent from year-ago levels due to negative net price realization and mix. Pound volume essentially matched year-ago levels. Segment operating profit totaled $85 million, down 12 percent from year-ago levels that grew 24 percent.

Through the first six months of fiscal 2014, Convenience Stores and Foodservice segment net sales totaled $975 million, down 1 percent from the previous year due to a decline in pound volume. Segment operating profit of $159 million was 3 percent below year-ago results.

Joint Venture Summary

Combined after-tax earnings from the Cereal Partners Worldwide (CPW) and Haagen-Dazs Japan (HDJ) joint ventures totaled $26 million in the second quarter, down from $33 million a year earlier primarily due to unfavorable foreign currency exchange effects for both ventures and increased consumer marketing investment at CPW. Constant-currency net sales grew 2 percent for CPW and increased 11 percent for HDJ. Through the first half of fiscal 2014, combined after-tax earnings from joint ventures totaled $50 million, 10 percent below year-ago results.

Corporate Items

Unallocated corporate items totaled $49 million of expense in the second quarter of fiscal 2014, compared to $127 million of expense a year earlier. Excluding the effects of mark-to-market valuation for certain commodity positions and grain inventories in both years, unallocated corporate items totaled $70 million of expense in this year’s second quarter compared to $79 million of expense a year earlier. Through the first six months of 2014, unallocated corporate items excluding mark-to-market effects totaled $143 million of expense this year compared to $140 million of expense in the prior year’s first half. (Please see Note 6.)

Net interest expense declined 9 percent to $69 million in the second quarter of fiscal 2014, primarily reflecting change in debt mix. The effective tax rate was 33.3 percent in this year’s second quarter. Excluding items affecting comparability, the adjusted effective tax rate was 33.2 percent for the second quarter and 32.7 percent for the first half of 2014 (Please see Note 9 for reconciliation of this non-GAAP measure).

Cash Flow Items

Cash provided by operating activities totaled $1.0 billion through the first six months of 2014. Capital investments in the period totaled $269 million. Dividends paid rose to $490 million, reflecting the 15 percent dividend rate increase that was effective Aug. 1, 2013. During the first six months, General Mills repurchased 18 million shares of common stock at an aggregate price of $864 million. Average diluted shares outstanding totaled 655 million for the first half, 2 percent below the year-ago figure.

Outlook

Powell said, “As we enter the second half of fiscal 2014, we expect our earnings growth to accelerate from first-half levels. We like our 2014 innovation and marketing plans, which include a strong slate of new items being introduced in the second half of the year. We expect our rate of input-cost inflation to ease in the second half. And last year’s growth was weighted toward the first half, making our second-half comparisons easier.”

General Mills reaffirmed its guidance for fiscal 2014 adjusted diluted EPS of between $2.87 and $2.90, but noted that foreign currency effects are now expected to be a greater headwind than originally estimated. Possible devaluation of the Venezuelan bolivar would likely reduce EPS to the low end of the company’s guidance range.

General Mills will hold a briefing for investors today, Dec. 18, 2013, beginning at 8:30 a.m. Eastern time. You may access the web cast from General Mills’ internet home page: generalmills.com.

Adjusted diluted EPS, total segment operating profit, gross margin excluding mark-to-market effects, international sales excluding foreign currency translation effects, and adjusted effective tax rate are each non-GAAP measures. Reconciliations of these measures to their relevant GAAP measures appear in Note 9 to the attached Consolidated Financial Statements.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook,” and statements made by Mr. Powell, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including labeling and advertising regulations; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended			Six-Month Period Ended
	Nov. 24, 2013	Nov. 25, 2012	% Change	Nov. 24, 2013	Nov. 25, 2012	% Change
Net sales	$4,875.7	$4,881.8	(0.1)%	$9,248.4	$8,932.8	3.5%
Cost of sales	3,114.0	3,139.5	(0.8)%	5,873.7	5,562.2	5.6%
Selling, general, and administrative expenses	890.9	910.6	(2.2)%	1,766.3	1,749.6	1.0%
Restructuring, impairment, and other exit costs	0.7	2.7	NM	3.5	11.9	NM

Operating profit	870.1	829.0	5.0%	1,604.9	1,609.1	(0.3)%
Interest, net	68.7	75.5	(9.0)%	147.5	158.5	(6.9)%

Earnings before income taxes and after-tax earnings from joint ventures	801.4	753.5	6.4%	1,457.4	1,450.6	0.5%
Income taxes	266.7	245.4	8.7%	478.7	403.5	18.6%
After-tax earnings from joint ventures	26.1	32.9	(20.7)%	50.2	56.0	(10.4)%

Net earnings, including earnings attributable to redeemable and noncontrolling interests	560.8	541.0	3.7%	1,028.9	1,103.1	(6.7)%
Net earnings attributable to redeemable and noncontrolling interests	10.9	(0.6)	NM	19.7	12.6	NM

Net earnings attributable to General Mills	$549.9	$541.6	1.5%	$1,009.2	$1,090.5	(7.5)%

Earnings per share - basic	$0.87	$0.84	3.6%	$1.58	$1.68	(6.0)%

Earnings per share - diluted	$0.84	$0.82	2.4%	$1.54	$1.64	(6.1)%

Dividends per share	$0.38	$0.33	15.2%	$0.76	$0.66	15.2%

	Quarter Ended			Six-Month Period Ended
	Nov. 24, 2013	Nov. 25, 2012	Basis Pt Change	Nov. 24, 2013	Nov. 25, 2012	Basis Pt Change
Comparisons as a % of net sales:
Gross margin	36.1%	35.7%	40	36.5%	37.7%	(120)
Selling, general, and administrative expenses	18.3%	18.7%	(40)	19.1%	19.6%	(50)
Operating profit	17.8%	17.0%	80	17.4%	18.0%	(60)
Net earnings attributable to General Mills	11.3%	11.1%	20	10.9%	12.2%	(130)

	Quarter Ended			Six-Month Period Ended
	Nov. 24, 2013	Nov. 25, 2012	Basis Pt Change	Nov. 24, 2013	Nov. 25, 2012	Basis Pt Change
Comparisons as a % of net sales excluding certain items affecting comparability (a):
Gross margin	35.7%	36.7%	(100)	36.3%	37.3%	(100)
Operating profit	17.4%	18.1%	(70)	17.2%	17.8%	(60)
Net earnings attributable to General Mills	11.0%	11.8%	(80)	10.8%	11.4%	(60)

(a)	See Note 9 for a reconciliation of this measure not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended			Six-Month Period Ended
	Nov. 24, 2013	Nov. 25, 2012	% Change	Nov. 24, 2013	Nov. 25, 2012	% Change
Net sales:
U.S. Retail	$2,965.4	$2,985.0	(0.7)%	$5,549.5	$5,478.9	1.3%
International	1,403.3	1,381.2	1.6%	2,724.1	2,466.7	10.4%
Convenience Stores and Foodservice	507.0	515.6	(1.7)%	974.8	987.2	(1.3)%

Total	$4,875.7	$4,881.8	(0.1)%	$9,248.4	$8,932.8	3.5%

Operating profit:
U.S. Retail	$681.6	$723.2	(5.8)%	$1,293.5	$1,298.3	(0.4)%
International	153.2	139.2	10.1%	278.8	265.0	5.2%
Convenience Stores and Foodservice	84.9	96.2	(11.7)%	159.0	163.9	(3.0)%

Total segment operating profit	919.7	958.6	(4.1)%	1,731.3	1,727.2	0.2%
Unallocated corporate items	48.9	126.9	NM	122.9	106.2	15.7%
Restructuring, impairment, and other exit costs	0.7	2.7	NM	3.5	11.9	NM

Operating profit	$870.1	$829.0	5.0%	$1,604.9	$1,609.1	(0.3)%

	Quarter Ended			Six-Month Period Ended
	Nov. 24, 2013	Nov. 25, 2012	Basis Pt Change	Nov. 24, 2013	Nov. 25, 2012	Basis Pt Change
Segment operating profit as a % of net sales:
U.S. Retail	23.0%	24.2%	(120)	23.3%	23.7%	(40)
International	10.9%	10.1%	80	10.2%	10.7%	(50)
Convenience Stores and Foodservice	16.7%	18.7%	(200)	16.3%	16.6%	(30)

Total segment operating profit	18.9%	19.6%	(70)	18.7%	19.3%	(60)

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	Nov. 24, 2013	Nov. 25, 2012	May 26, 2013
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$774.2	$734.9	$741.4
Receivables	1,725.5	1,673.8	1,446.4
Inventories	1,752.3	1,770.2	1,545.5
Deferred income taxes	110.8	51.9	128.0
Prepaid expenses and other current assets	413.0	334.7	437.6

Total current assets	4,775.8	4,565.5	4,298.9
Land, buildings, and equipment	3,809.0	3,814.0	3,878.1
Goodwill	8,646.5	8,604.1	8,622.2
Other intangible assets	5,020.4	5,026.0	5,015.1
Other assets	900.4	943.3	843.7

Total assets	$23,152.1	$22,952.9	$22,658.0

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,424.1	$1,244.9	$1,423.2
Current portion of long-term debt	852.8	820.8	1,443.3
Notes payable	1,051.3	1,939.9	599.7
Other current liabilities	1,661.9	1,730.8	1,827.7

Total current liabilities	4,990.1	5,736.4	5,293.9
Long-term debt	6,740.6	5,571.9	5,926.1
Deferred income taxes	1,450.3	1,148.7	1,389.1
Other liabilities	1,874.2	2,178.3	1,952.9

Total liabilities	15,055.2	14,635.3	14,562.0

Redeemable interest	1,010.4	877.6	967.5
Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,164.2	1,261.8	1,166.6
Retained earnings	11,465.5	10,614.5	10,702.6
Common stock in treasury, at cost, shares of 128.2, 108.7 and 113.8	(4,465.1)	(3,364.8)	(3,687.2)
Accumulated other comprehensive loss	(1,606.7)	(1,603.3)	(1,585.3)

Total stockholders’ equity	6,633.4	6,983.7	6,672.2
Noncontrolling interests	453.1	456.3	456.3

Total equity	7,086.5	7,440.0	7,128.5

Total liabilities and equity	$23,152.1	$22,952.9	$22,658.0

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Six-Month Period Ended
	Nov. 24, 2013	Nov. 25, 2012
Cash Flows - Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$1,028.9	$1,103.1
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	297.6	286.1
After-tax earnings from joint ventures	(50.2)	(56.0)
Distributions of earnings from joint ventures	25.6	42.8
Stock-based compensation	64.6	61.3
Deferred income taxes	67.9	(25.2)
Tax benefit on exercised options	(39.5)	(58.5)
Pension and other postretirement benefit plan contributions	(24.7)	(11.6)
Pension and other postretirement benefit plan costs	62.3	65.2
Restructuring, impairment, and other exit costs	(11.1)	(32.6)
Changes in current assets and liabilities, excluding the effects of acquisitions	(338.9)	63.6
Other, net	(73.6)	(121.1)

Net cash provided by operating activities	1,008.9	1,317.1

Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(268.8)	(264.1)
Acquisitions, net of cash acquired	—	(851.8)
Investments in affiliates, net	(46.9)	(3.7)
Proceeds from disposal of land, buildings, and equipment	1.0	3.5
Exchangeable note	—	16.2
Other, net	(2.7)	(3.3)

Net cash used by investing activities	(317.4)	(1,103.2)

Cash Flows - Financing Activities
Change in notes payable	455.1	1,292.4
Issuance of long-term debt	923.0	—
Payment of long-term debt	(720.3)	(521.6)
Proceeds from common stock issued on exercised options	27.5	152.7
Tax benefit on exercised options	39.5	58.5
Purchases of common stock for treasury	(863.9)	(479.2)
Dividends paid	(489.8)	(434.5)
Distributions to noncontrolling and redeemable interest holders	(24.6)	(34.6)
Other, net	(0.7)	—

Net cash (used) provided by financing activities	(654.2)	33.7

Effect of exchange rate changes on cash and cash equivalents	(4.5)	16.1

Increase in cash and cash equivalents	32.8	263.7
Cash and cash equivalents - beginning of year	741.4	471.2

Cash and cash equivalents - end of period	$774.2	$734.9

Cash Flow from Changes in Current Assets and Liabilities, excluding the effects of acquisitions:
Receivables	$(277.1)	$(252.6)
Inventories	(214.4)	(187.2)
Prepaid expenses and other current assets	53.1	49.5
Accounts payable	38.9	123.6
Other current liabilities	60.6	330.3

Changes in current assets and liabilities	$(338.9)	$63.6

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)	The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

(2)	In the first quarter of fiscal 2014, we changed the name of our Bakeries and Foodservice operating segment to Convenience Stores and Foodservice. The businesses included in this segment were unchanged.

(3)	On August 1, 2012, we acquired Yoki Alimentos S.A. (Yoki), a privately held food company headquartered in Sao Bernardo do Campo, Brazil, for an aggregate purchase price of $940 million, comprised of $820 million of cash, net of $31 million of cash acquired, and $120 million of non-cash consideration for debt assumed.

(4)	Our consolidated results for the six-month period ended November 24, 2013 include operating activity from the acquisitions of Yoki Alimentos S.A. in Brazil (second quarter of fiscal 2013), Immaculate Baking Company in the United States (third quarter of fiscal 2013), and the assumption of the Canadian Yoplait franchise license (second quarter of fiscal 2013). Collectively, these items are referred to as “new businesses” in comparing our fiscal 2014 results to fiscal 2013 results within this release.

(5)	During the six-month period ended November 24, 2013, we did not undertake any new restructuring actions. We recorded restructuring charges of $1 million in the second quarter of fiscal 2014 and $4 million in the six-month period ended November 24, 2013 associated with our International segment related to a productivity and cost savings plan approved in the fourth quarter of fiscal 2012. We recorded restructuring charges of $3 million in the second quarter of fiscal 2013 and $12 million during the six-month period ended November 25, 2012 primarily related to this plan. These restructuring actions are expected to be completed by the end of fiscal 2014 and we expect to record approximately $6 million related to these actions in fiscal 2014. In the six month period ended November 24, 2013, we paid $15 million in cash related to previously announced restructuring actions.

(6)	For the second quarter of fiscal 2014, unallocated corporate expense totaled $49 million compared to $127 million in the same period last year. We recorded a $21 million net decrease in expense related to the mark-to-market valuations of certain commodity positions and grain inventories in the second quarter of fiscal 2014, compared to a $48 million net increase in expense in the second quarter of fiscal 2013.

For the six-month period ended November 24, 2013, unallocated corporate expense totaled $123 million compared to $106 million in the same period last year. We recorded a $20 million net decrease in expense related to the mark-to-market valuations of certain commodity positions and grain inventories in the six-month period ended November 24, 2013, compared to a $34 million net decrease in expense in the six-month period ended November 25, 2012.

(7)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Six-Month Period Ended
In Millions, Except per Share Data	Nov. 24, 2013	Nov. 25, 2012	Nov. 24, 2013	Nov. 25, 2012
Net earnings attributable to General Mills	$549.9	$541.6	$1,009.2	$1,090.5

Average number of common shares - basic EPS	633.2	648.1	638.1	649.2
Incremental share effect from: (a)
Stock options	12.2	11.9	12.5	12.2
Restricted stock, restricted stock units, and other	4.6	4.5	4.5	4.6

Average number of common shares - diluted EPS	650.0	664.5	655.1	666.0

Earnings per share - basic	$0.87	$0.84	$1.58	$1.68
Earnings per share - diluted	$0.84	$0.82	$1.54	$1.64

(a)	Incremental shares from stock options and restricted stock units are computed by the treasury stock method.

(8)	The effective tax rate for the six-month period ended November 24, 2013 was 32.8 percent compared to 27.8 percent for the six-month period ended November 25, 2012. The 5.0 percentage point increase was primarily related to the restructuring of our General Mills Cereals, LLC (GMC) subsidiary during the first quarter of fiscal 2013 which resulted in a $67 million decrease to deferred income tax liabilities related to the tax basis of the investment in GMC and certain distributed assets, with a corresponding discrete reduction to income taxes in the first quarter of fiscal 2013.

(9)	We have included five measures in this release that are not defined by generally accepted accounting principles (GAAP): (1) diluted earnings per share excluding mark-to-market valuation of certain commodity positions and grain inventories (“mark-to-market effects”), restructuring costs reflecting employee severance expense (“restructuring costs”), integration costs resulting from the acquisition of Yoki in fiscal 2013 (“acquisition integration costs”), and a discrete tax item related to a subsidiary (“tax item”) (collectively, these 4 items are referred to as “certain items affecting comparability” in this footnote), (2) earnings comparisons as a percent of net sales excluding certain items affecting comparability, (3) total segment operating profit, (4) net sales growth rates for our International segment in total and by region excluding the impact of changes in foreign currency exchange, and (5) effective income tax rates excluding certain items affecting comparability. We believe that these measures provide useful supplemental information to assess our operating performance. These measures are reconciled below to the measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, our diluted earnings per share and operating performance measures as calculated in accordance with GAAP.

Diluted EPS excluding certain items affecting comparability follows:

	Quarter Ended		Six-Month Period Ended
Per Share Data	Nov. 24, 2013	Nov. 25, 2012	Nov. 24, 2013	Nov. 25, 2012
Diluted earnings per share, as reported	$0.84	$0.82	$1.54	$1.64
Mark-to-market effects (a)	(0.02)	0.04	(0.02)	(0.03)
Restructuring costs (b)	0.01	—	0.01	0.01
Tax item (c)	—	—	—	(0.10)

Diluted earnings per share, excluding certain items affecting comparability (d)	$0.83	$0.86	$1.53	$1.52

(a)	See Note 6.
(b)	See Note 5. The impact is less than $.01 on diluted earnings per share excluding certain items affecting comparability for the quarter ended November 25, 2012.
(c)	See Note 8.
(d)	Items affecting comparability includes integration costs resulting from the acquisition of Yoki in fiscal 2013. The impact on diluted earnings per share, excluding certain items affecting comparability was less than $.01 for both the quarter and six-month period ended November 25, 2012.

Earnings comparisons as a percent of net sales excluding certain items affecting comparability follows:

	Quarter Ended
In Millions	Nov. 24, 2013		Nov. 25, 2012
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,761.7	36.1%	$1,742.3	35.7%
Mark-to-market effects (b)	(21.0)	(0.4)%	47.9	1.0%

Adjusted gross margin	$1,740.7	35.7%	$1,790.2	36.7%

Operating profit as reported	$870.1	17.8%	$829.0	17.0%
Mark-to-market effects (b)	(21.0)	(0.4)%	47.9	1.0%
Restructuring costs (c)	0.7	—%	2.7	—%
Acquisition integration costs (d)	—	—%	4.8	0.1%

Adjusted operating profit	$849.8	17.4%	$884.4	18.1%

Net earnings attributable to General Mills as reported	$549.9	11.3%	$541.6	11.1%
Mark-to-market effects, net of tax (b)	(13.2)	(0.3)%	30.2	0.6%
Restructuring costs, net of tax (c)	0.5	—%	2.2	—%
Tax item (e)	—	—%	3.4	0.1

Adjusted net earnings attributable to General Mills	$537.2	11.0%	$577.4	11.8%

	Six-Month Period Ended
In Millions	Nov. 24, 2013		Nov. 25, 2012
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$3,374.7	36.5%	$3,370.6	37.7%
Mark-to-market effects (b)	(20.2)	(0.2)%	(33.7)	(0.4)%

Adjusted gross margin	$3,354.5	36.3%	$3,336.9	37.3%

Operating profit as reported	$1,604.9	17.4%	$1,609.1	18.0%
Mark-to-market effects (b)	(20.2)	(0.2)%	(33.7)	(0.4)%
Restructuring costs (c)	3.5	—%	11.7	0.1%
Acquisition integration costs (d)	—	—%	5.3	0.1%

Adjusted operating profit	$1,588.2	17.2%	$1,592.4	17.8%

Net earnings attributable to General Mills as reported	$1,009.2	10.9%	$1,090.5	12.2%
Mark-to-market effects, net of tax (b)	(12.7)	(0.1)%	(21.2)	(0.2)%
Restructuring costs, net of tax (c)	3.1	—%	9.7	0.1%
Acquisition integration costs, net of tax (d)	—	—%	3.9	—%
Tax item (e)	—	—%	(66.7)	(0.7)%

Adjusted net earnings attributable to General Mills	$999.6	10.8%	$1,016.2	11.4%

(a)	Net sales less cost of sales.
(b)	See Note 6.
(c)	See Note 5.
(d)	Integration costs resulting from the acquisition of Yoki.
(e)	See Note 8.

A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.

The reconciliation of International segment and region net sales growth rates as reported to growth rates excluding the impact of foreign currency exchange below demonstrates the effect of foreign currency exchange rate fluctuations from year to year. To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

	Quarter Ended Nov. 24, 2013
	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant Currency Basis
Europe	(1)%	1	pt	(2)%
Canada	(1)	(5)		4
Asia/Pacific	5	—		5
Latin America	6	(16)		22

Total International	2%	(3	)pts	5%

	Six-Month Period Ended Nov. 24, 2013
	Percentage Change in Net Sales as Reported (a)	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant Currency Basis
Europe	(1)%	1	pt	(2)%
Canada	7	(4)		11
Asia/Pacific	9	1		8
Latin America	51	(22)		73

Total International	10%	(3	)pts	13%

A reconciliation of the effective income tax rate as reported to the effective income tax rate excluding certain items affecting comparability follows:

	Quarter Ended				Six-Month Period Ended
	Nov. 24, 2013		Nov. 25, 2012		Nov. 24, 2013		Nov. 25, 2012
In Millions	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$801.4	$266.7	$753.5	$245.4	$1,457.4	$478.7	$1,450.6	$403.5
Mark-to-market effects (b)	(21.0)	(7.8)	47.9	17.7	(20.2)	(7.5)	(33.7)	(12.5)
Restructuring costs (c)	0.7	0.2	2.7	0.5	3.5	0.4	11.7	2.0
Acquisition integration costs (d)	—	—	4.8	1.4	—	—	5.3	1.4
Tax item (e)	—	—	—	—	—	—	—	66.7

As adjusted	$781.1	$259.1	$808.9	$265.0	$1,440.7	$471.6	$1,433.9	$461.1

Effective tax rate:
As reported		33.3%		32.6%		32.8%		27.8%
As adjusted		33.2%		32.8%		32.7%		32.2%

(a)	Earnings before income taxes and after-tax earnings from joint ventures.
(b)	See Note 6.
(c)	See Note 5.
(d)	Integration costs resulting from the acquisition of Yoki.
(e)	See Note 8.